Exhibit 99.1

                              IVC INDUSTRIES, INC.

                             SHAREHOLDER RIGHTS PLAN

Freehold, New Jersey
May 16, 2000

            IVC Industries, Inc. (Nasdaq-SCM: IVCO) announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price. The Plan also is intended to provide additional protection from partial or two-tiered takeover attempts, coercive stock accumulation programs, street sweeps and other tactics that may be used to gain control of the Company without offering an adequate price to all shareholders.

            Under the Plan, each shareholder will receive a dividend of one Right for each share of the Company's outstanding Common Stock. Each Right will entitle the holder to purchase one-thousandth of a share of Series A Preferred Stock of the Company at an initial exercise price of $21.

            Initially, the Rights are attached to the Company's Common Stock and are not exercisable. They become detached from the Common Stock, and become immediately exercisable, (i) following expiration of the Board's right to redeem the Rights during the 10 day period, after any person or group (other than an exempted shareholder) becomes the beneficial owner of 15 percent or more of the Company's Common Stock (other than acquisitions which are approved in advance by the Company's Board of Directors) (the "Window Period"), or any


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extension of that period, or (ii) ten days after any person or group announces a tender or exchange offer that would result in that same beneficial ownership level (other than pursuant to certain permitted offers).

            If a person (other than an exempted shareholder or pursuant to a pre-approved acquisition) becomes a 15 percent owner in the Company, all Rights holders, other than such person, will be entitled to purchase shares of the Company's stock at a discounted price. If the Company is acquired in a merger after such an acquisition, all Rights holders except the buyer also will be entitled to purchase stock in the buyer at a discount.

            The Plan exempts any existing shareholder (including E. Joseph Edell, the Company's Chief Executive Officer and certain members of his family and Andrew Pinkowski a member of the Board of Directors) and their heirs and entities controlled by them (currently the beneficial owners of approximately 1,210,000 shares of Common Stock), so long as the number of shares of Common Stock beneficially owned by that shareholder does not exceed, with respect to all such exempt shareholders, by more than one percent (by acquisition) the number of shares of Common Stock beneficially owned by that shareholder as of today. Accordingly, all shareholders beneficially owning (or contemplating transactions in which they would beneficially own) more than 15% of the Company's Common Stock should read the Plan carefully before acquiring additional shares after today. The Plan also exempts acquisitions which, as described above, are approved in advance by the Board of Directors.

            The distribution of Rights will be made to common shareholders of record on May 24, 2000, and shares of Common Stock that are newly-issued after that date will also carry Rights until the Rights become detached from the Common Stock. The Rights will expire on


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May 15, 2010. The Company may redeem the Rights for $0.01 each at any time prior to and during the Window Period, or any extension thereof, after a buyer acquires a 15 percent position in the Company, and under certain other circumstances. The Rights distribution is not taxable to shareholders.

            Details of the Plan are included with a letter which will be mailed to all of the Company's shareholders.